Exhibit 10.1

Asset Purchase Agreement

by and among

Grand Avenue Incorporated
Assad Iron & Metals, Inc.
Heidelberg Metals, Inc.,
Neville Recycling LLC
Platt Properties LLC
collectively “the Seller”

and

Metalico Neville, Inc.

April 30, 2008

Table of Contents

Page

Exhibits

Exhibit A
Exhibit B
Exhibit C
Exhibit 1.1(b)
Exhibit 1.1(c)
Exhibit 1.1(f)
Exhibit 1.2(a)
Exhibit 1.2(b)
Exhibit 1.2(c)
Exhibit 1.3(g)
Exhibit 1.3(p)
Exhibit 1.4(a)
Exhibit 1.4(b)
Exhibit 1.5(c)
Exhibit 2.2
Exhibit 2.3
Exhibit 3.1
Exhibit 3.3
Exhibit 3.4
Exhibit 3.5(a)
Exhibit 3.5(b)
Exhibit 3.5(c)
Exhibit 3.5(d)
Exhibit 3.5(e)
Exhibit 3.5(f)
Exhibit 3.8
Exhibit 3.9
Exhibit 3.11(a)
Exhibit 3.11(c)
Exhibit 3.11(d)
Exhibit 3.12
Exhibit 3.12(f)
Exhibit 3.13
Exhibit 3.14
Exhibit 3.15
Exhibit 3.16
Exhibit 3.16(b)
Exhibit 3.16(d)
Exhibit 3.17
Exhibit 3.18
Exhibit 3.19
Exhibit 3.21
Exhibit 3.23
Exhibit 3.24
Exhibit 3.25
Exhibit 3.26
Exhibit 5.8
Exhibit 5.9
Platt Lease
Employment Agreements
Transferred Stock Letter
Equipment
Intellectual Property
Prepaid Expenses
Assigned Contracts
Unfulfilled Sales Commitments
Unfulfilled Purchase Orders
Excluded Contracts
Excluded Property
Form of Bill of Sale, Assignment and Assumption
Form of Deeds
Form of Escrow Agreement
Inventory Valuation Calculation
Purchase Price Allocation
Seller’s Shareholders
Ownership of Equity Interests
Required Consents of Governmental Bodies
Grand Avenue Incorporated December 31, 2006 Financial Statements
Grand Avenue Incorporated November 30, 2007 Financial Statements
Assad Iron & Metals, Inc. December 31, 2006 Financial Statements
Assad Iron & Metals, Inc. November 30, 2007 Financial Statements
Heidelberg Metals, Inc. March 31, 2007 Financial Statements
Heidelberg Metals, Inc. November 30, 2007 Financial Statements
Tax Matters
Encumbrances
Leased Equipment
Licensed Intellectual Property
Tangible Personal Property not Owned or Leased
Real Property
Adequate Ingress and Egress; Flood Hazard Area
Contracts
Insurance
Employment Matters
Benefit Plans
Claims Against Benefit Plans
Prohibited Transactions
Labor Relations
Proceedings and Orders
Governmental Authorizations and Legal Requirements
Consigned Inventories
Environmental Matters
Customers and Suppliers
Warrant and Product Liability
Transactions with Related Parties
Permitted Encumbrances
Territory

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made as of the 30th day of April 2008, by and between Metalico Neville, Inc., a Pennsylvania corporation (“Buyer”) and Grand Avenue Incorporated, a Pennsylvania Corporation (“Grand Avenue”), Assad Iron & Metals, Inc., a Pennsylvania corporation (“Assad Iron”), Heidelberg Metals, Inc., a Pennsylvania corporation, trading and doing business as Neville Metals (“Neville Metals”), Neville Recycling LLC, a Pennsylvania limited liability company (“Neville Recycling”), and Platt Properties LLC, a Pennsylvania limited liability company (“Platt Properties”), collectively “the Seller”.

RECITALS:

Seller is engaged in the business of processing ferrous and nonferrous scrap metals (the “Business”);

Buyer desires to engage in the Business in which Seller is currently engaged and to acquire substantially all of the assets of Seller and to assume certain of the liabilities of Seller, and Seller desires to sell and assign such assets and liabilities to Buyer, on the terms and conditions hereinafter set forth; and

An Appendix of defined terms appears at the end of this Agreement and is made a part hereof by reference.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

Purchase of Assets

Section 1.1 Assets Description. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (i) Seller shall sell to Buyer, and Buyer shall purchase from the Seller, the Owned Properties real estate (defined in Section 3.12 hereof), and (ii) Seller shall sell to Buyer all of the assets of Grand Avenue, Assad Iron, Neville Metals, Neville Recycling and Platt Properties, except for the Excluded Property (defined in Section 1.3 hereof), including, without limitation, the following (all such assets hereinafter referred to collectively as the “Property”):

(a)	All inventory of ferrous and nonferrous scrap, raw materials, work in process and finished goods on hand as of the Effective Time (“Inventory”);

(b)	All tangible personal property other than the Inventory, including the equipment, machinery, fixtures, furniture, automobiles, trucks, tractors, trailers and containers, office equipment, computer hardware, and tools listed on Exhibit 1.1(b) (“Equipment”);

(c)	All of Seller’s rights, title and interest in and to Seller’s Intellectual Property, including the Marks and Net Names included on Exhibit 1.1(c);

(d)	All Governmental Authorizations held by Seller and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(e)	All customer lists and records, sales and purchase order files, engineering, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, service honors and rewards, studies, reports, correspondence and other similar documents and records and all personnel records (“Records”);

(f)	All prepaid expenses as of the Effective Time listed on Exhibit 1.1(f) attached hereto (“Prepaids”) to be prorated in accordance with Section 9.4;

(g)	All goodwill;

(h)	All Contract rights as described below and all documents relating thereto;

(i)	All packaging materials and supplies, and other materials and supplies used by Seller in the production of finished goods, on hand as of the Effective Time; and

(j)	All other assets owned by the Seller and used in the operation of the Business, except for the Excluded Property.

Section 1.2 Contracts. Except for the Excluded Property, Seller shall assign to Buyer on the Closing Date all of Seller’s right, title, and interest in and to:

(a)	all contracts, leases and license agreements to which Seller is a party, and identified on Exhibit 1.2(a), together with any other contracts, leases or license agreements entered into by Seller in the ordinary course of business or approved by Buyer in writing after the date of this Agreement and prior to the Closing;

(b)	all of Seller’s unfilled sales commitments as of the Effective Time and any such sales commitments in excess of $10,000 are identified on Exhibit 1.2(b); and

(c)	all of Seller’s unfilled purchase orders as of the Effective Time and any such purchase orders in excess of $10,000 are identified on Exhibit 1.2(c).

(d)	The contracts, leases and license agreements to be assigned to Buyer hereunder are collectively referred to as the “Contracts”. At Closing, Buyer shall assume the Contracts pursuant to the Bill of Sale (defined in Section 1.4 hereof).

Section 1.3 Excluded Property. The only assets of Seller that Buyer will not be purchasing are (a) all of Seller’s cash (which includes checks received by or in transit to Seller prior to the Effective Time), bank deposits, money market accounts, claims for Tax refunds and other refunds pertaining to payments of expenses made by Seller prior to the Effective Time, Tax Returns, Tax and other deposits, and Tax records, accounts and other receivables (which include all purchase orders for Inventory filled by Seller prior to the Effective Time), and all other cash equivalent items, (b) all of Seller’s accounts receivable, (c) the shares of stock of Grand Avenue, Assad Iron, Heidelberg Metals and Hempfield Partners, Inc., the membership interests in Neville Recycling and Platt Properties and the partnership interests in Hempfield Industries, Ltd., (d) Seller’s corporate and other minute books and stock transfer records and books, provided however that Seller shall deliver copies of such books and records to Buyer at or before Closing, (e) all insurance policies and rights thereunder (including, without limitation, premium refunds resulting from cancellations at closing), (f) the rights of Seller under this Agreement and any documents executed in connection therewith, (g) the contracts, leases or license agreements listed on Exhibit 1.3(h), if any, (h) personal items, (i) tax refunds, (j) claims by Seller against third parties unrelated to the Business to be conducted by Buyer after Closing, unless the same are part of a cross-claim or counter-claim of the Seller asserted before or after the Closing, (k) assets related to employee benefit plans, (l) benefits under insurance policies related to unassigned liabilities, (m) vehicles listed in Exhibit 1.1(b) as Excluded Property, (n) Business and personnel books and records, provided however that Seller shall deliver copies of such books and records to Buyer at or before Closing, (o) any and all consulting and employment agreements to which Seller is a party and (p) those assets of Seller listed on Exhibit 1.3(p) attached (herein collectively referred to as “Excluded Property”).

Section 1.4 Conveyance of Title; Platt Lease. At Closing:

(a) Seller will convey to Buyer title to the Property by executing and delivering a bill of sale, assignment and assumption (“Bill of Sale”) substantially in the form of Exhibit 1.4(a) attached hereto;

(b) Seller will convey the Owned Property (i) located in the Commonwealth of Pennsylvania to Metalico Neville Realty, Inc. (“Realty”), an Affiliate of Buyer, and (ii) located in the State of West Virginia to Metalico Colliers Realty, Inc. (“Colliers”), an Affiliate of Buyer, pursuant to special warranty deeds substantially in the form of Exhibit 1.4(b) (the “Deeds”).

(c) Platt Properties and Buyer will enter into a Lease in substantially the form attached hereto as Exhibit A (the “Platt Lease”) with respect to the Real Property owned by Platt Properties and more specifically set forth in the Platt Lease.

Section 1.5 Liabilities(1) .

(a)	On the Closing Date, but effective as of the Effective Time, Buyer will assume by the execution and delivery of the Bill of Sale referenced above all of Seller’s obligations pertaining to the operation of the Business solely to the extent such obligations first arise on or after the Closing Date, including without limitation, any such obligations arising pursuant to the Contracts, provided that Buyer shall not assume or agree to discharge any liability or obligation (i) arising out of or otherwise relating to facts or circumstances occurring prior to the Closing Date and (ii) arising out of any breach by Seller of any Contract (the “Assumed Liabilities”).

(b)	Except for the Assumed Liabilities, it is expressly understood and agreed that notwithstanding anything to the contrary contained herein, the Buyer will not assume or have any liability or obligation whatsoever with respect to any obligations, liabilities, contracts, debts, claims, costs, expenses, agreements or understandings, of any kind or nature whatsoever at any time existing or asserted with respect to the Business or Seller, whether or not accrued on Seller’s financial statements or recorded in its books and records, whether fixed, contingent or otherwise, whether known or unknown, whether arising prior to, on or after the Closing Date and whether or not relating to the operation of the Business or the ownership or use of the Property or Real Property (collectively, the “Retained Liabilities”). Without limiting the generality of the foregoing, the Buyer will not assume and will not become responsible for any obligation, duty, commitment, claim or liability of Seller arising out of the employment relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing Date, including without limitation, all liabilities relating to any employee benefit plan sponsored or maintained by Seller or any affiliate of Seller, all severance claims of any employee of Seller (including, without limitation, such claims relating to or resulting from the consummation of the transactions contemplated hereby) and all workers’ compensation or other claims, demands, investigations or proceedings relating to matters which occurred prior to the Closing Date.

(c)	At the time of Closing, Seller shall establish an escrow account with Chicago Title Insurance Company (the “Title Company”) as escrow agent (the “Escrow Agent”) in an amount equal to $1,000,000 pursuant to an Escrow Agreement among Buyer, Seller and Title Company in substantially the form attached hereto as Exhibit 1.5(c) (the “Escrow Agreement”). To the extent Buyer is required to pay any of Seller’s accounts payable and accrued expenses, the Escrow Agent shall reimburse Buyer from this escrow account, and to the extent there remains any balance in the escrow account forty-five (45) days after the Closing Date, the Escrow Agent shall refund the balance to Seller.

(d)	The Retained Liabilities shall include any payments required to be paid with respect to Inventory sold before the Closing Date but for which the purchaser of the Inventory is entitled to be reimbursed by Seller because of inaccuracies in the reported weight or quality of the Inventory when sold. Buyer shall be entitled, in its reasonable discretion after consultation with Seller, to make any payments contemplated by this Section 1.5(d) directly to the purchaser of Inventory after providing prior notice to Seller, in which event Seller shall promptly reimburse Buyer for the amount of such payment.

Section 1.6 Third Party Consents.

(a)	Buyer and the Seller shall take, or cause to be taken by others, all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all Governmental Authorizations; provided, however, that the Seller shall not be required to incur any financial or other obligation in connection therewith.

(b)	In addition to and without limiting the foregoing, each of Buyer and the Seller acknowledges that its respective Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules thereunder, has been filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice , and further agrees that it shall file or cause to be filed as soon as practicable any form or report required by any other Governmental Body relating to antitrust matters if any such filing is required. Each of Buyer and the Seller shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Body for additional information or documentation, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, (iii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make or cause to be made any filings or submissions required under any applicable foreign antitrust or trade regulation Legal Requirement. Neither party will be obligated (except as provided in the foregoing sentence) to take any action to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Body, including (without limitation) executing agreements, asserting or defending through litigation any claim asserted in any court, or selling, licensing or otherwise dealing with any of its assets or contractual rights. Each of Buyer and the Seller shall(A) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Body and, subject to applicable Legal Requirements, permit the other party to review in advance any proposed written communication to any of the foregoing, (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Body in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate thereat, and (C) to the extent permitted under applicable Legal Requirements, promptly furnish the other party with copies of all correspondence, filings, and written communications between such party and its Affiliates and their respective representatives, on the one hand, and any Governmental Body, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Legal Requirements or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such party shall use its reasonable commercial efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Legal Requirements or cause the loss of the attorney-client privilege with respect thereto).

(c)	To the extent that Seller’s rights under any Contract or any other portion of the Property may not be assigned without the Consent of another person, this Agreement and the other Transaction Documents shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Contract or other Property in question so that Buyer would not acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Contract or other Property, shall act after the Closing as Buyer’s agent in order to obtain for it the benefit of all such rights thereunder and shall cooperate with Buyer in any other mutually agreeable arrangements to provide the benefit of all such rights to Buyer.

Article 2

Purchase Price

Section 2.1 Amount and Payment. In consideration for the sale of the Property and the Real Property by Seller to Buyer and the execution of the Platt Lease by Platt Properties and Buyer, the Buyer will pay Seller via bank wire transfers to such domestic account or accounts as Seller shall designate, the aggregate sum of Seventy-Six Million One Hundred Seventy Five Thousand ($76,175,000.00) Dollars (the “Tentative Purchase Price”) plus or minus the Adjustment Amount as determined in accordance with Section 2.2 below on the Closing Date. The Tentative Purchase Price plus or minus the Adjustment Amount is referred to herein as the “Purchase Price”.

(a)	The Seller hereby acknowledges that it received a deposit in the amount of $1,000,000.00 (“Deposit”) on March 31, 2008, and will credit such funds towards the Purchase Price at the Closing, as hereinafter defined. The Deposit shall not be refundable in the event the Contemplated Transactions fail to close except as expressly provided herein.

(b)	At the time of Closing, as hereinafter defined, Buyer shall (i) deliver to Seller Sixty Seven Million Six Hundred Seventy Five Thousand ($67,675,000.00) Dollars plus or minus the Adjustment Amount in good and immediately available funds and (ii) assume Assad Iron’s liability under that certain Promissory Note dated as of April 25, 2008 from Assad Iron to Frank R. Crash in the original principal amount of Five Hundred Thousand ($500,000.00).

(d)	As soon as practicable but in any event no later than the third (3rd) business day after the date of Closing, Buyer shall deliver to Seller or Seller’s nominee or nominees (each a “Transferred Share Holder” and collectively, the “Transferred Share Holders”) Seven Million ($7,000,000.00) Dollars of Metalico, Inc. (“Parent”) common stock (the “Transferred Shares”). The price per share of the Transferred Shares will be equal to 90.0% of the Volume Weighted Average price of Parent’s common stock on the American Stock Exchange for the 20 trading days immediately preceding the Closing Date (the “Price Per Share”). The number of Transferred Shares will be determined on the Closing Date by dividing $7,000,000 by the Price Per Share and the Transferred Shares will be subject to certain make-whole provisions contained in the Transferred Share Letter (as defined herein). No later than three (3) business days prior to the date of Closing, Seller will (i) provide Buyer with the name(s), address(es), and Social Security or Federal taxpayer Identification number(s) of the Transferred Share Holders. On or prior to the Closing Date, Seller will deliver a letter executed by each Transferred Share Holder substantially in the form attached hereto as Exhibit C (the “Transferred Share Letter”).

Section 2.2 Inventory Adjustment.

(a)	To the extent that the value of the Marketable Inventory, as of the Closing Date, as determined in accordance with the provisions of this Section 2.2 and valued in accordance with the provisions of Exhibit 2.2 (the “Inventory Amount”), exceeds $7,000,000, the Tentative Purchase Price shall be increased by the amount of such excess, and to the extent that the Inventory Amount is less than $7,000,000, the Tentative Purchase Price shall be decreased by the amount of such deficiency (such positive or negative amount hereinafter referred to as the “Adjustment Amount”). For purposes hereof, “Marketable Inventory” means Inventory that is currently merchantable in the ordinary course of business without discounts.

(b)	The Inventory Amount shall be determined based upon a physical count of the Inventory conducted in good faith by the parties as of the Closing Date. If any dispute arises as to the determination of the Inventory Amount used to determine the Adjustment Amount in accordance with this Section 2.2, Seller and Buyer shall retain a third party consultant with experience in the scrap metal industry (the “Consultant”) reasonably acceptable to Seller and Buyer to assist Seller and Buyer in resolving such dispute. Each of Seller and Buyer shall be responsible for one-half of the fees charged by the Consultant in connection with determining the Inventory Amount. The Adjustment Amount shall be paid by the appropriate party within three (3) business days following the Closing or, if a dispute arises concerning the Inventory Amount, within three (3) business days following final determination thereof.

Section 2.3 Allocation. The Buyer and the Seller hereby agree to allocate the Purchase Price as set forth in Exhibit 2.3. After the Closing, the parties shall make consistent use of such allocation for all Tax purposes and in all filings, declarations and reports in respect thereof, including the reports required to be filed under Section 1060 of the IRC. Seller will prepare and deliver IRS Form 8594 to Buyer within 45 days after the Closing Date, or within 10 days of the final determination of the Adjustment Amount by the parties if the Inventory Amount is disputed, consistent with the foregoing, and Seller and Buyer shall file that form with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller will contend or represent that such allocation is not a correct allocation.

Article 3

Seller’s Representations and Warranties

Seller represents and warrants to the Buyer as follows:

Section 3.1 Corporate Status. Each entity that comprises Seller that is a corporation (Grand Avenue, Assad Iron and Neville Metals) is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and each corporation has the power and authority to own its properties and to carry on its business as it is now being conducted. Each of these three (3) corporate entities has an authorized capital consisting of the number of shares of Common Stock, of which there are a certain number of shares of stock that are outstanding, and all of the outstanding shares are validly issued, fully paid and non-assessable, as indicated on Exhibit 3.1. Except as provided in Exhibit 3.1, there are no options, warrants, rights, shareholder agreements or other instruments or agreements with respect to any Seller’s capital stock. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Seller’s capital stock or membership interests, nor are there any instruments or agreements giving anyone the right to acquire any such rights. Each entity that comprises Seller that is a limited liability company (Neville Recycling LLC and Platt Properties LLC) is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and each limited liability company has the power and authority to own its properties and to carry on its business as it is now being conducted. Except as provided in Exhibit 3.1, there are no options, warrants, rights, member agreements or other similar instruments or agreements with respect to any Seller’s membership interests.

Section 3.2 Authority. All necessary corporate action has been taken by Seller with respect to the execution, delivery and performance by Seller of this Agreement and the agreements contemplated hereby (the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby. This Agreement is legally binding upon Seller, and Seller has all requisite corporate power, authority, and capacity to execute and deliver this Agreement and the other Transaction Documents, and to perform all of its obligations hereunder.

Section 3.3 Ownership of Shares. The shareholders and members of Seller are listed on Exhibit 3.3.

Section 3.4 No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents and the consummation by the Seller of the Contemplated Transactions in accordance with the terms hereof do not and will not (a) require the Consent of or any filing with or notice to, any Governmental Body or any third party except as described on Exhibit 3.4 or as provided in Section 1.6 hereof or (b) violate or conflict with or result in a breach of the terms, conditions or provisions of the articles of incorporation, bylaws, operating agreement or other governing instrument of Seller.

Section 3.5 Financial Statements. The balance sheets and income statements of Grand Avenue Incorporated as of December 31, 2006 and December 31, 2007, the balance sheets and income statements of Assad Iron & Metals, Inc. as of December 31, 2006, December 31, 2007 and February 29, 2008 and the balance sheets and income statements of Heidelberg Metals, Inc. as of March 31, 2007, December 31, 2007 and February 29, 2008 (the “Financial Statements”) attached as Exhibits 3.5(a)-(f) are true and correct and fairly present the financial position of Seller as at the dates of such balance sheets, and the results of the operations and cash flows of Seller for the periods ended on such dates. These Financial Statements are compiled statements and were prepared by Kramer, Thompson and Associates, certified public accountants, whose reports are included with such financial statements. The books of account and other financial records of Seller, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices.

Section 3.6 Absence of Certain Changes. Since the date of the last Financial Statement, except as contemplated by this Agreement, and except as disclosed on Exhibit 3.6, (a) Seller has operated the Business in the ordinary course consistent with past practice, (b) there has been no material adverse change in the Property, the Real Property or in the operation, performance, or financial condition of the Business, (c) Seller has not experienced any material adverse change in its relations with its customers, suppliers, employees or agents with respect to the Business, (d) there has not been any damage to, or destruction or loss of, any portion of Seller’s Property, (e) Seller has not entered into any material Contract, no material Contract has been terminated and no notice of termination of any of Seller’s material Contracts has been received, (f) Seller has not sold, transferred, licensed or otherwise disposed of, or agreed to sell, transfer, license or otherwise dispose of, any of Seller’s assets except sales of Inventory in the ordinary course of the Business consistent with past practice, (g) Seller has not changed any of the accounting methods used in the Business, (h) Seller has not entered into or modified any collective bargaining agreement relating to the Business, (i) Seller has not encumbered or granted or created an Encumbrance on any portion of its property except for Permitted Encumbrances, (j) Seller has not waived or released any of its rights with respect to the Business or the Property or permitted any of such rights to lapse, (k) no executive officer or other key employee of Seller has left his or her employment with Seller, (l) Seller has not made, or committed to make, any capital expenditures in excess of $100,000 in the aggregate, and (m) Seller has not agreed or committed to do any of the foregoing.

Section 3.7 Liabilities. Since the date of the last Financial Statement, Seller has not incurred any liabilities not in the ordinary course of the Business that will be binding on Buyer after Closing.

Section 3.8 Tax Matters. Except as otherwise disclosed on Exhibit 3.8:

(a)	all returns, declarations, reports and information statements with respect to Taxes which are required to be filed by or on behalf of Seller with any governmental entity, including without limitation any consolidated, combined or unitary Tax Returns, have been properly prepared and filed and correctly state Seller’s Tax liability;

(b)	Seller has paid, or has made adequate reserves on its books for the payment of, all Taxes, shown to be due on such Tax Returns or claimed to be due by any governmental entity or which Seller otherwise is liable for or is required to withhold on behalf of any other Person;

(c)	the reserves and provisions for Taxes on the books of Seller are adequate for all open years and for its current fiscal period;

(d)	To Seller’s Knowledge, there is no proposed assessment of any additional Taxes by any Governmental Body or of any basis for any such assessment (whether or not reserved against);

(e)	Seller is not currently being audited by any Governmental Body, and no such audit is pending or, to Seller’s Knowledge, threatened;

(f)	Seller has not made any Tax elections which (i) were in effect in any past year for which the time for audit has not expired or (ii) are currently in effect; and

(g)	Seller has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax.

Section 3.9 Title to Property. Except as disclosed on Exhibit 3.9, Seller owns good and marketable title to all of the Property, and at Closing the Property will be transferred to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.10 Intellectual Property. To the Seller’s Knowledge, no person is infringing any of Seller’s Intellectual Property rights. Seller is not infringing the intellectual property rights of any other person. No person has notified Seller in writing of a claim that Seller’s use of any of Seller’s Intellectual Property infringes the rights of any other person, which claim remains unresolved.

Section 3.11 Property Schedules.

(a)	Exhibit 3.11(a) is a list of all machinery, motor vehicles, equipment, furniture, office equipment, computer hardware and other tangible personal property leased to Seller, including information as to the location of that property, as well as an identification of the lessor thereof, and a cross-reference to the lease agreements therefor listed on Exhibit 1.2(a).

(b)	Exhibit 1.1(c) is a list of all of Seller’s registered Marks and Net Names, including a description of any registrations or applications concerning the foregoing. Seller has no issued Patents or pending Patent applications or registered copyrights or pending applications therefor.

(c)	Exhibit 3.11(c) is a description of all Intellectual Property, if any, licensed by Seller as licensee, an identification of the licensor, and a cross reference to the license agreements relating thereto on Exhibit 1.2(a).

(d)	Exhibit 3.11(d) is a list of all tangible personal property, if any, used by Seller in the operation of the Business which is not owned or leased by Seller and identifies the location of that property, the owner thereof, and a cross reference to any agreements relating to that property to which Seller is a party that are listed on Exhibit 1.2(a).

Section 3.12 Real Property.

(a)	Seller has no interest in any real estate except those properties disclosed on Exhibit 3.12 for which Seller alone holds fee simple title (the “Owned Properties”) and those properties disclosed on Exhibit 3.12 which Seller leases or subleases as a tenant or subtenant (the “Leased Properties,” and together with the Owned Properties, the “Real Properties”). Disclosed on Exhibit 3.12 are all title insurance policies insuring Seller’s interest in any of the Real Properties, true and correct copies of which are included in Exhibit 3.12 and have been delivered to Buyer from Seller. All Real Property is available to be used without restriction in the conduct and operation of Seller’s business and comply in all material respects with all applicable legal requirements. Seller has not received any written notice from any governmental authority of any material violation that remains outstanding of any applicable law with respect to the use or condition of the Real Property, including without limitation, applicable building and zoning codes and regulations of any governmental authority having jurisdiction. To Seller’s Knowledge, no owner of any Leased Property has received such a notice.

(b)	There are no disputes pending or, to Seller’s Knowledge, threatened between Seller and any contractor over payment for services, material or work supplied to the Business. All bills of all contractors, subcontractors or materialmen relating to services, material or work supplied to the Real Property have been fully paid or will be fully paid when due.

(c)	Exhibit 3.12 sets forth a correct and complete list of (i) all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any of the Real Properties and (ii) all leases, subleases and other material agreements or rights pursuant to which Seller has the right to occupy or use any of the Real Properties.

(d)	Except as otherwise disclosed on Exhibit 3.12, all buildings and other improvements located on the Real Properties (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition, ordinary wear and tear excepted. The Real Properties constitute all real property, buildings and other improvements used in the Business as currently conducted.

(e)	To Seller’s Knowledge, all buildings and other improvements located on the Real Properties, and the use of the Real Properties by Seller and all Persons claiming under Seller, comply in all material respects with all Legal Requirements relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Properties.

(f)	The Real Properties: (i) are served by the utilities listed on Exhibit 3.12 and such utilities are the only utilities Seller currently uses to conduct the Business as currently conducted thereon; (ii) except as shown on Exhibit 3.12(f), have adequate means of ingress and egress, either directly or by means of easements, rights-of-way or other agreements which run with the Real Properties; (iii) have adequate parking that is sufficient to meet the needs of Seller’s employees and business invitees and to comply with applicable Legal Requirements; and (iv) except as shown on Exhibit 3.12(f), are not located in whole or in part within an area identified as a flood hazard area by any Governmental Body.

Section 3.13 Contracts. Exhibits 1.2(a), 1.3(h), 3.13, 3.14, 3.15 and 3.16. disclose all contracts, agreements, options and commitments that are material to the Business in any respect, including, without limitation, the following:

(a) management, employment, or consulting contracts;

(b) agreements or commitments with any present or former owner, employee, director or Subsidiary of Seller;

(c) collective bargaining or other labor agreements;

(d) lease or bailment agreements;

(e) agreements involving the sharing of profits or losses;

(f) non-competition or confidentiality agreements;

(g) guarantees of the obligation of another or indemnity agreements (excluding guaranty or indemnification provisions of sales commitments or purchase orders);

(h) distributorship, manufacturer’s representative, or other type of agency agreements;

(i) licenses (other than a license for off the shelf software available upon the same terms to all customers), or know-how or technology transfer agreements; or

(j) any other agreements, contracts or commitments of Seller that (i) continue for more than 6 months from the date hereof, (ii) involve payments in excess of $50,000 or (iii) are otherwise material to Seller.

The Contracts to be assigned to and assumed by Buyer are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, the other parties thereto, in accordance with their terms. Seller is in compliance in all material respects with each such Contract and, to Seller’s Knowledge, all other parties to such Contracts are not in default thereof in any material respect.

Section 3.14 InsuranceSection 3.9 . Exhibit 3.14 contains a list of all insurance policies of Seller and all claims that have been made thereunder since January 1, 2006, together with an explanation of whether the claims have been resolved and, if so, how they were resolved. All listed insurance policies are in full force and effect and all premiums due thereunder have been paid on a timely basis. Seller has not been notified by any representative of any insurer of the existence of any basis for cancellation of the policies or for the reduction of coverages provided thereby. Seller has at all times prior to the Closing Date maintained, in Seller’s reasonable judgment, adequate insurance coverage for the assets and the operation of Seller’s Business for all risks normally insured against by a party carrying on the same business or businesses as Seller. Except as otherwise disclosed on Exhibit 3.14: (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; and (b) Seller has not been refused any insurance, nor has its coverage been limited by any carrier.

Section 3.15 Employment Matters. Exhibit 3.15 contains a complete and accurate list of the name, position, service date, classification (full-time, part-time, leased or temporary), status (active, leave of absence or other status) and annual compensation rate, bonus, commission and other incentive compensation related to the calendar year ending December 31, 2007 for each employee of Seller. There has not been any general increase made or promised in the level or rate of salaries or other compensation of any of Seller’s employees from those set forth on Exhibit 3.15. Seller has paid in-full to all employees, or made appropriate accruals on its books of account of all wages, commissions, bonuses and other direct compensation for all services performed by its employees. Exhibit 3.15 contains a list of all written employment contracts between Seller and any employee thereof.

Section 3.16 Employee Benefit Plans.

(a)	Exhibit 3.16 lists all of Seller’s Benefit Plans. Seller has delivered to Buyer true and complete copies of all plan documents, amendments thereto, insurance contracts and trust agreements, current summary plan descriptions, and annual reports with respect to the Benefit Plans or summary descriptions of any such Benefit Plans not in writing. Seller does not have any plan or commitment to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any current or former employee of Seller.

(b)	There are no Proceedings or claims (other than for routine benefits under the relevant provisions of a Benefit Plan) pending or, to Seller’s Knowledge, threatened against any of the Benefit Plans or their assets, except as are listed on Exhibit 3.16(b). No Benefit Plan is, or to the Seller’s Knowledge, proposed to be, under audit or investigation.

(c)	All contributions that were required to be made by Seller to the Benefit Plans, under the funding obligations of each such arrangement or applicable law, have been made as of the date hereof, and Seller has performed as of the date hereof all material obligations required to be performed by it under the Benefit Plans, and to Seller’s Knowledge, all of the Benefit Plans have been operated in compliance in all material respects with their respective terms and all laws.

(d)	Except as set forth in Exhibit 3.16(d), no reportable event within the meaning of Section 4043 of ERISA or transaction prohibited under Section 406 of ERISA and no “prohibited transaction” under IRC § 4975(c) has occurred with respect to each Benefit Plan.

(e)	No Benefit Plan is a defined benefit plan as defined in Section 3(35) of ERISA, subject to Title IV of ERISA or is a Multiemployer Plan, nor has Seller or any ERISA Affiliate, as defined in Section 414 of the Code ever been a sponsor of, or been obligated to make contributions to, any such Benefit Plan. Neither Seller nor any ERISA Affiliate has in the most recent six-year period, with respect to any Benefit Plan which is a Multiemployer Plan, suffered or otherwise caused a “complete withdrawal” or “partial withdrawal,” as those terms are respectively defined in Sections 4203 and 5205 of ERISA.

(f)	Seller does not have any liability with respect to any Benefit Plan, other than for contributions, payments or benefits due in the ordinary course under the Benefit Plans, none of which are overdue. No event has occurred and no condition exists that would subject Buyer or the assets to be purchased hereunder to any tax, fine, lien, penalty or other liability imposed by ERISA, the IRC or other applicable laws with respect to any Benefit Plan.

(g)	Seller does not maintain any Benefit Plan under which it would be obligated to pay benefits, or under which any benefit would become accelerated or vested, because of the consummation of the transactions contemplated by this Agreement.

(h)	Exhibit 3.16 contains a complete and accurate list of all individuals who have elected (or who are eligible to elect) to continue their coverage under Seller’s medical, dental or other group health plan in accordance with the continuation coverage requirements of IRC §4980B.

Section 3.17 Labor Relations. Seller is in compliance in all material respects with all Legal Requirements relating to the employment of labor and there are no strikes, lockouts, work stoppages, charges of unfair labor practices, picketing or slow downs, pending or, to Seller’s Knowledge, threatened against Seller. Seller is not a party to any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by Seller and no union or collective bargaining unit represents any of the employees of the Business. No labor union or similar organization or group of employees has made a demand of Seller for recognition, filed and served on Seller a petition seeking a representation proceeding, given Seller notice of any intention to hold an election of a collective bargaining representative or to Seller’s Knowledge engaged in any organizing activities at any time during the past three years. Except as disclosed on Exhibit 3.17, within the three year period preceding the date of this Agreement:

(a)	Seller has not received any written complaints from any of its current or former employees that any of Seller’s current or former employees engaged in unlawful harassment of the complaining employee; and

(b)	Seller has not received any written or, to Seller’s Knowledge, oral complaints made by any of its current or former employees regarding alleged unlawful discrimination in their employment by Seller.

(c)	Seller has not received any written notice of any investigation, action or proceeding by or before any Governmental Body which relates to allegedly unfair or discriminatory employment or labor practices by Seller or the violation by Seller of any Legal Requirement relating to employment or labor practices and no such matters are pending or, to Seller’s knowledge, threatened.

Section 3.18 Proceedings and Orders. Except as disclosed on Exhibit 3.18, there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller, and Seller is not in default of any Order. There is set forth on Exhibit 3.18 a list of all Orders that have been imposed and remain outstanding against Seller. The items disclosed on Exhibit 3.18 could not reasonably be expected to have a material adverse effect on the Business.

Section 3.19 Compliance with Legal Requirements; Governmental Authorizations. Except as disclosed on Exhibit 3.19, Seller has acquired all Governmental Authorizations required for the operation of the Business, a list of which is set forth on Exhibit 3.19. Except as disclosed on Exhibit 3.19, all such Governmental Authorizations are transferable to Buyer without the Consent, approval or other action of any person or Governmental Body. Except as disclosed on Exhibit 3.19, Seller has not received any notice asserting a violation of any Legal Requirements or Governmental Authorizations which has not been resolved, or of a potential revocation, withdrawal, suspension, cancellation, or modification of any Governmental Authorization, and to the Seller’s Knowledge, there are not pending any investigations involving possible violations thereof. To Seller’s Knowledge (a) Seller’s business has been conducted in all respects in compliance with, and Seller has not violated, any Legal Requirements to which it is subject, (b) to Seller’s Knowledge, no expenditures will be required after the Closing Date in order to cause the Business as presently conducted to comply with any such Legal Requirements (except for expenditures in the ordinary course of business consistent with past practice), and (c) Seller has not received any written notice from any Governmental Body or any third party of any violation of or potential liability under any Legal Requirement applicable to the Business.

Section 3.20 Sufficiency and Condition of Property. The Property, the Real Property and the Excluded Property are the only assets, properties, rights and interests owned or used by Seller in connection with the Business. The items of tangible personal property that constitute Property owned or used by Seller are in good condition and repair, normal wear and tear excepted.

Section 3.21 Inventory. The Inventory is of a merchantable quality and quantity and is usable and salable in the ordinary course of business. Since the date of the latest Financial Statement, Seller has not experienced any difficulties in obtaining, and, to the best of Seller’s Knowledge, there are no threatened or impending difficulties in obtaining any raw materials or supplies necessary to the operation of Seller’s business. Except as otherwise disclosed on Exhibit 3.21, no items of Inventory reflected on the latest Financial Statement were held by Seller on consignment from others. The Inventory on hand is adequate for the operation of Seller in accordance with past practice.

Section 3.22 Brokers or Finders. With the exception of KeyBanc Capital Markets Inc., Seller has not dealt with any brokers or finders with respect to the purchase of the Property hereunder, and that there are no brokerage commissions, finders’ fees, or similar payments owed as a result thereof. Seller has no liability to any broker or finder for which Buyer could become obligated.

Section 3.23 Environmental Matters. Exhibit 3.23 sets forth a correct and complete list of all reports of environmental audits or investigations of the Owned Properties which have been performed on behalf of Seller or to Seller’s Knowledge by Buyer, or which are otherwise in Seller’s possession, with respect to any real property now owned, leased, occupied or used by Seller, and Seller has delivered correct and complete copies of such reports to Buyer. Except as otherwise disclosed on Exhibit 3.23:

(a)	no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by Seller, except in compliance with applicable Environmental Requirements in all material respects;

(b)	Seller has not received any unresolved notice, citation, summons, complaint, demand or other written communication from any Governmental Body or other Person regarding (i) any alleged violation by Seller of any Environmental Requirement or (ii) any alleged liability of Seller in connection with any release or remediation of any Hazardous Substances, and to Seller’s Knowledge, there are no grounds for any of the foregoing;

(c)	no underground storage tanks are located on any real property owned, leased, occupied or used by Seller;

(d)	to Seller’s Knowledge, no Person who has owned, leased, occupied or used any real property now or previously owned, leased, occupied or used by Seller generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and

(e)	to Seller’s Knowledge, no Hazardous Substances are present on or under any real property (including without limitation in any body of water located thereon or adjacent thereto or any groundwater located thereunder) now or previously owned, leased, occupied or used by Seller, or in any improvement located thereon in quantities or at levels which require reporting or remediation under any applicable Environmental Requirement.

Section 3.24 Customers and Suppliers. Exhibit 3.24 sets forth a correct and complete list of each of the top ten (10) customers and suppliers of Seller (in terms of dollar volume of goods and services purchased or sold) during its fiscal year ended December 31, 2007 and indicates with respect to each the name and address, dollar volume and nature of the relationship. Seller is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer or supplier. Since December 31, 2007, no such customer or supplier has terminated its relationship with, or materially reduced its purchases from or sales to, Seller, and to Seller’s Knowledge no such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, Seller.

Section 3.25 Customer and Consumer Claims. Exhibit 3.25 sets forth the number of warranty, product liability, defect in product weight or quality and any other claims by Seller’s customers or consumers, which have been made against Seller on account of such products and services during the past three years, together with the amount expended by Seller in each of such years in satisfying such claims, the number of such claims outstanding on the date hereof and the amount which Seller reasonably believes will be necessary to satisfy such outstanding claims.

Section 3.26 Transactions with Related Parties. Except as otherwise disclosed on Exhibit 3.26: (a) none of the customers, suppliers, distributors or sales representatives of the Business are Related Parties; (b) none of the Property is owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Contract; and (d) no Related Party provides any legal, accounting or other services to Seller.

Section 3.27 Investment Representations. Seller hereby acknowledges, represents and warrants to, and agrees with, Buyer as follows:

(a)	The Transferred Share Holders are acquiring the Transferred Shares for the account of each Transferred Share Holder as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Transferred Shares.

(b)	Seller and the Transferred Share Holders acknowledge that the Transferred Shares to be issued in connection with this Agreement will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof that depend in part upon the other representations and warranties made herein by Seller. The Transferred Share Holders and Seller understand that Buyer is relying upon Seller’s representations and warranties for the purpose of determining whether the transactions contemplated herein meet the requirements for such exemptions. In furtherance thereof, Seller represents and warrants that the Transferred Share Holders have the financial ability to bear the economic risk of this investment, have adequate means for providing for the current needs and contingencies of the Transferred Share Holders and have no need for liquidity with respect to the investment in the Parent.

(c)	The Transferred Share Holders have such knowledge, skill and experience in business, financial and investment matters so that the Transferred Share Holders are capable of evaluating the merits and risks of an investment in the Transferred Shares pursuant to the transactions contemplated by this Agreement. To the extent that the Transferred Share Holders have deemed it appropriate to do so, the Transferred Share Holders have relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in the Transferred Shares pursuant to the transactions contemplated by this Agreement. The Seller represents and warrants that each of the Transferred Share Holders is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

(d)	The Transferred Share Holders understand that there is no guarantee that the Transferred Share Holders will receive back their investments in the Transferred Shares or any return on such investment.

(e)	Any information which Seller or the Transferred Share Holders have heretofore furnished or are now furnishing to the Parent with respect to the financial position and business experience of the Transferred Share Holders, is correct and complete as of the date of this Agreement and if there should be any material change in such information prior to the Closing Date, Seller or the Transferred Share Holders will immediately furnish such revised or corrected information to Buyer.

(f)	The Transferred Share Holders have made, either alone or together with their advisors, such independent investigation of Parent, its management and related matters as the Transferred Share Holders deem to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent’s common stock through the transaction contemplated by this Agreement; and the Transferred Share Holders and their advisors have received all information and data that the Transferred Share Holders and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent’s common stock pursuant to the transactions contemplated by this Agreement.

(g)	Each Transferred Share Holder has reviewed its financial condition and commitments, either alone or with such Transferred Share Holder’s advisors, and, based on such review, such Transferred Share Holder is satisfied that it is capable of bearing the economic risk of an investment in the Parent’s common stock for the indefinite future.

(h)	Seller and each Transferred Share Holder represents, warrants and agrees that such Transferred Share Holder will not sell or otherwise transfer the Transferred Shares without registration under the Securities Act or an exemption therefrom, and fully understands and agrees that such Transferred Share Holder must bear the economic risk of the purchase of the Transferred Shares for an indefinite period of time, because among other reasons, the Transferred Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available. The Transferred Share Holders are aware of the provisions of Rule 144 promulgated under the Securities Act that permits limited resale of Transferred Shares purchased in a private placement subject to the satisfaction of certain conditions. The Transferred Share Holders also understand that the Parent is under no obligation to register the Transferred Shares on behalf of the Transferred Share Holders or to assist the Transferred Share Holders in complying with any exemption from registration under the Securities Act.

(i)	No representations or warranties have been made to the Transferred Share Holders by any officers, directors, employees, agents, or affiliates of the Parent or any of its Affiliates, other than the representations included in this Agreement.

(j)	The certificate(s) evidencing the Transferred Shares to be issued pursuant to the transaction contemplated by this Agreement shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.”

Section 3.28 Delivery of Documents . Seller has previously delivered to Buyer correct and complete copies of each Governmental Authorization, each Environmental Authorization, each Contract listed on Exhibit 3.13 and each additional agreement, document and instrument which Buyer or any of Buyer’s representatives has requested in writing. None of the information furnished by Seller to Buyer or any of its representatives in connection with this Agreement and the other Transaction Documents, to Seller’s Knowledge, (a) is false or misleading in any material respect, (b) contains any untrue statement of a material fact or (c) omits any statement of material fact necessary to make the same not misleading.

Article 4

Buyer’s Representations and Warranties

The Buyer represents and warrants to Seller as follows:

Section 4.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

Section 4.2 Authority. All necessary corporate action has been taken by Buyer with respect to the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement is legally binding upon Buyer, and Buyer has all requisite corporate power, authority, and capacity to execute and deliver the Agreement and the other Transaction Documents and to perform all of its obligations hereunder.

Section 4.3 Consent of Third Parties. Except for the third party Consents referred to in Section 1.6, execution and delivery of this Agreement and the other Transaction Documents by the Buyer and the consummation of the Contemplated Transactions by the Buyer does not require the Consent of any third party and will not result in a violation of, or default under, any contract, Legal Requirement, or Order by which Buyer is bound.

Section 4.4 Proceedings and Orders. There are no Proceedings pending or, to Buyer’s knowledge, threatened against Buyer that challenge Buyer’s ability to consummate the Contemplated Transactions, and Buyer is not in default of any Order.

Section 4.5 Brokers or Finders. Buyer has not dealt with any brokers or finders with respect to the purchase of the Property hereunder, and there are no brokerage commissions, finders’ fees, or similar payments owed as a result thereof. Buyer has no liability to any broker or finder for which Seller could become obligated.

Article 5

Covenants of Seller

Unless the Buyer otherwise agrees in writing, Seller covenants as follows:

Section 5.1 Seller’s Closing Certificate. Seller will execute and deliver at the Closing a certificate which will state that:

(a)	Seller has performed and/or complied in all material respects with all of its covenants and other obligations required by this Agreement or the other Transaction Documents to be performed or complied with as of the Closing;

(b)	all of the representations and warranties made by Seller in this Agreement or any other Transaction Document (other than any representations or warranties that are made as of a date other than the date of this Agreement) shall have been true and correct as of the date made and shall be true and accurate in all material respects as of the Closing with the same force and effect as though made at such time; and

(c)	there are attached to the certificate true and complete copies of the resolutions, duly and validly adopted, respectively, by the shareholders and board of directors or members of Seller, as appropriate, authorizing the execution and delivery of this Agreement and the other Transaction Documents and instruments and the consummation of the Contemplated Transactions and good standing certificates for Seller from its jurisdiction of formation and each jurisdiction where Seller is qualified to do business.

Section 5.2 Conduct of Business. Subject to Section 5.3 hereof or as otherwise contemplated by this Agreement, from the date hereof until the Closing, Seller hereby agrees to:

(a)	perform its respective obligations under all of its Contracts, and otherwise conduct the Business in the ordinary course consistent with past practice;

(b)	maintain and service, or cause to be maintained and serviced, the physical assets used in the conduct of the Business consistent with past practice. Seller shall use its Reasonable Best Efforts to maintain the relations and goodwill with suppliers, customers and any others having business relations with Seller;

(c)	operate its business in compliance with Legal Requirements;

(d)	send Buyer copies of any notices Seller may receive relating to violations of law, insurance, litigation, condemnation or title matters respecting the Business or the Real Property, promptly following Seller’s receipt of the same; and

(e)	continue to insure or cause to be insured the Business, the Real Property and the Property in the manner and to the extent such items were insured on the date hereof.

Section 5.3 Forbearance by Seller. From the date hereof until the Closing, Seller shall not, without the written Consent of Buyer, which Consent shall not be unreasonably withheld or delayed:

(a)	incur any material liability other than in the ordinary course of the Business;

(b)	cause or permit to occur any of the events or occurrences described in Section 3.6;

(c)	cancel, release, or assign any obligations owed to Seller or any claims held by Seller except in the ordinary course of the Business;

(d)	hire or terminate any management employee;

(e)	increase in any manner the compensation of any of Seller’s employees (including an increase in employee benefits or the provision of employee benefits to employees not previously entitled thereto) other than in the ordinary course of business or pay or agree to pay any bonus, severance or termination pay or pension or retirement allowance not required by any existing plan or agreement to any employees, or enter into any new pension, retirement, or profit sharing plan or agreement or employment agreement; or

(f) agree to do any of the foregoing.

Section 5.4 Location of Property. Seller shall cause all of the Inventory and Equipment and any tangible personal property leased by Seller or any tangible personal property to which Seller has a right of possession to be located on the Real Property on the Closing Date.

Section 5.5 Access and Post-Closing Audit(s). From the date hereof until the Closing, Seller will give the Buyer and its representatives and agents reasonable access to all assets, records and documents of Seller as Buyer may reasonably request, and will furnish such financial and operating information as Buyer may reasonably request, including but not limited to in connection with any post-Closing audit(s) conducted by Buyer. In addition, Buyer shall have the right to meet employees, suppliers and customers of Seller, accompanied by a representative of Seller, if such accompaniment is deemed necessary or appropriate by Seller. Seller shall cooperate in good faith with Buyer in conducting the reviews and other activities described in this Section 5.5. Seller agrees to use its Reasonable Best Efforts to cooperate with Buyer in preparation of any post-Closing audit(s), including without limitation those required under any Legal Requirements at no cost to Seller.

Section 5.6 Real Property Title Insurance. Seller will cause to be delivered to the Buyer at the Closing the Commitment contemplated by Section 15.1 hereof.

Section 5.7 Reasonable Best Efforts. Seller will use its Reasonable Best Efforts to obtain the satisfaction of the conditions to Closing specified in Article 6.

Section 5.8 Name Change. Seller shall change its name within 10 days following the Closing Date to one that does not include Seller’s name or any variation thereof and is reasonably acceptable to Buyer, and Seller shall deliver evidence of such name change to Buyer within 10 days of the Closing Date. Seller agrees and acknowledges that Seller shall have no rights to Seller’s name or variations thereof from and after the Closing Date.

Section 5.9 Non-Competition and Non-Solicitation.

(a)	During the five-year period commencing with the Closing Date, neither Seller nor any of its Affiliates may (i) engage in any Competing Business or (ii) own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 5% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as such Person has no active participation in the business of such entity.

(b)	During the five-year period commencing with the Closing Date, neither Seller nor any of its Affiliates may solicit or induce any employee, supplier, distributor, sales representative, agent or contractor of Buyer or any of its Affiliates to terminate his or its employment or other relationship with Buyer or any of its Affiliates.

(c)	If Seller is in breach of any of the provisions of subsections (a) or (b) above, then the time periods set forth in such subsections will be extended by the length of time during which Seller is in breach of any of such provisions.

(d)	Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Section are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Seller agrees that Buyer is entitled to an injunction or injunctions to prevent breaches of this Section and has the right to specifically enforce this Section against Seller in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

As used in this Section the following terms have the following meanings:

“Competing Business” means the processing, recycling, transportation and brokerage of ferrous and non-ferrous scrap metal conducted by Buyer, Parent or any Affiliate of Parent.

“Product” means any product or service which the Business is marketing, purchasing or selling on the Closing Date.

“Territory” means those states in the United States in which Seller or any of its Affiliates is marketing, purchasing or selling any Products on the Closing Date, as listed on Exhibit 5.9.

Section 5.10 Claims against Third Parties. After the Closing, Seller shall only pursue claims against a third party, which is a customer or consumer of Buyer, to the extent that the pursuit of such claim does not and will not be reasonably expected to be detrimental or otherwise interfere with Buyer’s business as conducted after Closing, unless the same is part of a cross-claim or counter-claim by Seller asserted before or after Closing. Seller will give Buyer notice of an intention to pursue any such claims at least ten (10) days prior to the Seller taking any action with respect to its pursuit of any such claims.

Article 6

Conditions Precedent to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Buyer) on or before the Closing, or at an earlier date as specifically provided otherwise in this Article 6, of each of the following conditions:

Section 6.1 Representations and Warranties True and Accurate as of Closing. The representations and warranties of Seller contained herein shall have been true and correct when made and shall be true and accurate in all material respects (except for those that are qualified by reference to materiality or material adverse effect, which shall be true and correct) as of the Closing with the same force and effect as though made at such time except to the extent that any representations or warranties that are made as of a date other than the date of this Agreement will be true and accurate as of that date.

Section 6.2 Title.

(a) Seller conveys title to all of the Owned Property to Buyer or its Affiliates free and clear of all Encumbrances, except the Permitted Encumbrances.

(b) The Title Company shall be willing and able to issue the Title Policies in favor of Buyer or its Affiliate.

Section 6.3 Performance of Obligations of Seller. Seller will perform in all material respects all of its respective covenants and other obligations hereunder and under the other Transaction Documents.

Section 6.4 Legal and Insolvency Proceedings. No Proceedings are commenced or threatened against Seller relating to this Agreement or the Contemplated Transactions, including without limitation, any claim in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby and any claim that the purchase to be consummated hereunder constitutes a fraudulent conveyance. No bankruptcy, assignment for the benefit of creditors, receivership or other Proceeding for the relief of debtors has been commenced by or against Seller.

Section 6.5 Consents. Seller shall have delivered or caused to be delivered to Buyer all Consents from Governmental Bodies and other third parties that, in the reasonable judgment of Buyer, are necessary or required to consummate this Agreement and the Contemplated Transactions, including, without limitation, those set forth on Exhibit 3.4.

Section 6.6 Absence of Liens. Seller shall have received and delivered to Buyer releases of all Encumbrances on the Property, except the Permitted Encumbrances.

Section 6.7 Employment Agreements. The execution and delivery to Buyer of employment agreements between Buyer and each of James R. Snyder, Charles B. Snyder and Daniel R. Snyder commencing on the Closing Date, in substantially the forms attached hereto as Exhibit B (the “Employment Agreements”).

Section 6.8 Market Conditions. No event or events shall have occurred in the good faith determination of Buyer resulting in:

(i) neither Buyer nor Parent being able to finance the transaction contemplated under this Agreement with traditional institutional lenders at rates which would have been reasonable prior to the occurrence of such event or events; or

(ii) the effective absence of a market for equity securities of companies comparable to Parent; or

(iii) Parent not being able to sell equity securities at prices that would have been reasonable prior to such event or events.

Section 6.9 Approval by Board of Directors. The Boards of Directors or Managers, as applicable, of Seller and the Boards of Directors of Parent and Buyer shall have duly approved this Agreement and the transactions contemplated hereby on or before the Closing Date.

Section 6.10 Due Diligence; Board Approval. Buyer shall be satisfied with the results of its due diligence, including without limitation, financial, legal, and environmental reviews, including without limitation Phase I and, if necessary, Phase II environmental reports with respect to the Real Property owned or leased by Seller and used in its business, and investigations by Buyer’s accountants, attorneys, appraisers, and others of Seller’s business and operations on or before the Closing Date.

Section 6.11 HSR Act. All required filings under the HSR Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

Article 7

Covenants of Buyer

Section 7.1 Buyer’s Closing Certificate. Buyer will execute and deliver to Seller at the Closing a certificate which will state that:

(a)	all of the representations and warranties made by Buyer in this Agreement or any other Transaction Document shall be true and correct as of the date made and shall be true and accurate in all material respects as of the Closing with the same force and effect as though made at such time;

(b)	Buyer shall have performed and/or complied in all material respects with all of its covenants and other obligations required by this Agreement or the other Transaction Documents to be performed or complied with by Buyer as of the Closing; and

(c)	there is attached to the certificate a true and complete copy of the resolutions, duly and validly adopted, respectively by the shareholders and board of directors of Buyer, Realty and Colliers, authorizing the execution and delivery of this Agreement and the related documents and instruments and the consummation of the Contemplated Transactions.

Section 7.2 Reasonable Best Efforts. Buyer will use its Reasonable Best Efforts to obtain the satisfaction of the conditions to Closing specified in Article 6 and Article 8.

Section 7.3 Administration of Seller’s Receivables. Buyer will (a) reasonably assist and cooperate with Seller in the collection of all of Seller’s accounts receivables that are Excluded Property, (b) on a monthly basis bill all such unpaid receivables on behalf of Seller for a period of 12 months after the Closing Date, and (c) will deposit into an account designated by Seller all payments it receives upon such receivables. In furtherance of the foregoing, Seller hereby designates Buyer as its attorney-in-fact to endorse the name of Seller on any checks or other evidences of payment received by Buyer with respect to any receivable. Buyer shall also assist Seller in timely identifying and paying any of its accounts payable still outstanding on the Closing Date at no out-of-pocket cost to Buyer. In the event that Buyer incurs any out-of-pocket costs in connection with the performance of its obligations pursuant to this Section 7.3, Seller shall reimburse Buyer for such out-of-pocket costs. Notwithstanding the above provisions in this Section 7.3, at the option of Seller and upon notice to Buyer, Seller shall have the right to collect its own accounts receivables.

Article 8

Conditions Precedent to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Seller) on or before the Closing of each of the following conditions:

Section 8.1 Representations and Warranties True and Accurate as of Closing. The representations and warranties of the Buyer contained herein shall have been true and correct when made and shall be true and accurate in all material respects as of the Closing with the same force and effect as though made at such time.

Section 8.2 Payment of Purchase Price. Buyer shall pay the Purchase Price in the amount and manner specified herein and assume the Assumed Liabilities pursuant to the Bill of Sale.

Section 8.3 Offer of Employment. Buyer shall have offered employment to all of the Transferred Employees, as hereinafter defined, on the Closing Date, said employment to commence at the Closing, with terms and conditions offered by the Seller as of December 20, 2007, subject to Buyer’s review of such terms and conditions; provided, however that acceptance by the Transferred Employees of such offers is not a condition to Closing, other than for those employees subject to the Employment Agreements.

Section 8.4 HSR Act. All required filings under the HSR Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

Article 9

Closing

Section 9.1 Time and Place. The closing (“Closing”) of the sale of the Property and the Real Property and the Contemplated Transactions will take place at the offices of McCann, Garland, Ridall & Burke, 11 Stanwix Street, Suite 2125, Pittsburgh, PA 15222 at 9 A.M. on April 30, 2008 and at such other place as the parties may agree (“Closing Date”). The Closing shall be effective as of the commencement of business on the Closing Date (the “Effective Time”).

Section 9.2 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to the Buyer each of the following duly executed as appropriate:

(a)	Deeds to the Owned Properties;

(b)	the Bill of Sale;

(c)	the documents required to release any encumbrances on the Property other than the Permitted Encumbrances;

(d)	the Seller’s Closing certificate required hereby;

(e)	certificates of title for any titled vehicles included in the Property, duly endorsed for transfer to Buyer;

(f)	any Intellectual Property Assignments;

(g)	a Settlement Statement to be delivered to the Title Company that, among other things, identifies the prorations required hereunder (the “Settlement Statement”);

(h)	all closing affidavits reasonably requested by the Title Company;

(i)	the Employment Agreements;

(j)	the Transferred Share Letters executed by each Transferred Share Holder;

(k)	the Platt Lease executed by Platt Properties;

(l)	the Escrow Agreement executed by Seller; and

(m)	any other documents, instruments or certificates reasonably requested by the Buyer.

Section 9.3 Deliveries by Buyer. At the Closing, the Buyer shall deliver to Seller each of the following duly executed as appropriate:

(a)	the Purchase Price, in certified funds;

(b)	the Buyer’s Closing certificate required hereby;

(c)	the Settlement Statement;

(d)	any Intellectual Property Assignments;

(e)	the Employment Agreements;

(f)	the Transferred Share Letters executed by Parent;

(g)	the Platt Lease executed by Buyer;

(h)	the Escrow Agreement executed by Seller; and

(i)	any other documents, instruments or certificates reasonably requested by Seller.

Section 9.4 Prorations. Seller and Buyer will use their Reasonable Best Efforts to arrange the transfer of all utility services used by Seller as of the Effective Time. Utility services that are not transferred as of the Effective Time, Real Property Taxes and assessments on the Real Property, personal property Taxes, and Prepaids are to be prorated as of the Effective Time on the basis of the fiscal year for which the same have been assessed. Real Property Taxes will be established in accordance with the last available tax duplicate and such prorations shall be deemed final at Closing. The net prorations of Taxes and Prepaids under this Section 9.4 is to adjust the amount of the payment to be made on the Closing Date. The allocation of utility charges provided for in this Section 9.4 will occur within five days of notice from Seller to Buyer of the availability of information sufficient to effect the proration.

Section 9.5 Additional Actions. Buyer and Seller hereby agree to execute and deliver or cause to be executed and delivered all additional documents and take all actions necessary or appropriate to consummate any and all of the Contemplated Transactions hereby. Seller shall deliver or cause to be delivered and Buyer shall be entitled to obtain physical possession of all of the Property and the Real Property on the Closing Date.

Section 9.6 Closing Costs. Costs incurred in connection with the Real Property including obtaining title policies, title commitments, title company fees, escrow charges, transfer taxes and costs of the survey(s) shall be paid and allocated in accordance with Article 15 of this Agreement.

Article 10

Indemnification

Section 10.1 Indemnification by Seller. The Seller shall defend, indemnify and hold the Buyer and its shareholders, Affiliates and subsidiaries (collectively the “Buyer Indemnified Parties”) harmless from any Damages suffered or incurred by any Buyer Indemnified Party including reasonable attorneys’ fees resulting from:

(a)	the falsity, breach or inaccuracy of any material representations or warranties made by Seller herein or in any other Transaction Document;

(b)	the failure of Seller to perform any of its covenants or other obligations hereunder or under any other Transaction Document;

(c)	any brokerage or finders’ fees or commissions or similar payments based upon any agreement made, or alleged to have been made, by Seller in connection with any of the Contemplated Transactions; or

(d)	the Retained Liabilities.

Section 10.2 Indemnification by Buyer. The Buyer shall defend, indemnify, and hold Seller and its respective members, shareholders, Affiliates and subsidiaries (collectively, the “Seller Indemnified Parties”) harmless from any Damages suffered or incurred by any Seller Indemnified Party including reasonable attorneys’ fees resulting from:

(a)	the falsity, breach or inaccuracy of any material representations or warranties made by the Buyer herein or in any other Transaction Document;

(b)	the failure by Buyer to perform any of its covenants or other obligations hereunder, including the discharge of the Assumed Liabilities, or under any other Transaction Document;

(c)	any brokerage or finders’ fees or commissions or similar payments based upon any agreement made, or alleged to have been made, by Buyer in connection with any of the Contemplated Transactions; or

(d)	the operation of the Business or any other activities of the Buyer after the Closing Date.

Section 10.3 Time Limitations. If the Closing occurs, neither party will have any liability whatsoever under Section 10.1 or Section 10.2 of this Agreement (or otherwise) unless, within eighteen (18) months after the Closing Date, the party requesting indemnification notifies the indemnifying party of the claim for indemnification specifying the factual basis thereof in reasonable detail, in which case the indemnifying party will have liability only for those matters expressly covered in such notice. Notwithstanding anything herein to the contrary, Seller will have liability for indemnification claims under Section 10.1 for a breach of (i) Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.22 and Section 3.27 made by the party seeking indemnification at any time following the Closing Date, (ii) Section 3.8 and Section 3.16 made by the party seeking indemnification at any time from the Closing Date until sixty (60) days after the running of the statute of limitations to which a particular claim relates and (iii) Section 3.23 made by the party seeking indemnification at any time until the third anniversary of the Closing Date.

Section 10.4 Limitations on Seller’s Indemnification Obligations. The Seller will be liable to the Buyer Indemnified Parties for Damages under Section 10.1(a) of this Agreement to the extent, and only to the extent, that the aggregate amount of Damages suffered by Buyer Indemnified Parties for which they are entitled to indemnification pursuant to Section 10.1(a) exceeds $250,000 (the “Deductible Amount”), and then only for the amount by which such Damages exceed the Deductible Amount. The Seller’s maximum aggregate liability pursuant to Section 10.1 shall be $10,000,000. The limitations on liability set forth in this paragraph shall not apply to any indemnification obligations pursuant to (a) Section 10.1(b), Section 10.1(c) or Section 10.1(d) of this Agreement, (b) material breaches of representations or warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.8, Section 3.9, Section 3.16, Section 3.22 and Section 3.27 of this Agreement, (c) material breaches of representations or warranties set forth in any of the Transaction Documents relating to title to and ownership of the Property or the Real Property, or (d) breaches of Seller’s obligations pursuant to Section 12.19 of this Agreement. An indemnified party shall be deemed to have suffered Damages as a result of or arising from the matters referred to in Section 10.1 if the same shall be suffered by any Affiliate of the indemnified party.

Section 10.5 Limitations on Buyer Indemnification Obligations. The Buyer will be liable to the Seller Indemnified Parties for Damages under Section 10.2(a) of this Agreement to the extent, and only to the extent, that the aggregate amount of Damages suffered by Seller Indemnified Parties for which they are entitled to indemnification pursuant to Section 10.2(a) exceeds the Deductible Amount, and then only for the amount by which such Damages exceed the Deductible Amount. The Buyer’s maximum aggregate liability pursuant to Section 10.2 shall be $10,000,000. The limitations on liability set forth in this paragraph shall not apply to any indemnification obligations pursuant to (a) Section 10.2(b), Section 10.2(c) or Section 10.2(d) of this Agreement, (b) material breaches of representations or warranties set forth in Section 4.1 and the first sentence of Section 4.2 of this Agreement, or (c) breaches of Buyer’s obligations pursuant to Section 12.19 and Article 14 of this Agreement. An indemnified party shall be deemed to have suffered Damages as a result of or arising from the matters referred to in Section 10.2 if the same shall be suffered by any Affiliate of the indemnified party.

Section 10.6 Procedure for Indemnification – Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.1 or Section 10.2 of notice of any claim (that is the subject of indemnification under this Agreement) against the indemnified party by a third party (“Third Party Claim”) or the commencement of any Proceeding against it with respect to a Third Party Claim, the indemnified party shall, if a claim is to be made against an indemnifying party with respect thereto, give notice to the indemnifying party of such Third Party Claim and of the commencement of any Proceeding with respect thereto.

(b)	The indemnifying party will be entitled to participate in the defense of any Third Party Claim Proceeding of which it is notified under Section 10.6(a) and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party’s counsel submits to the indemnifying party a written opinion from the indemnified party’s counsel that joint representation would violate the applicable rules of professional responsibility) assume the defense of such Proceeding with counsel chosen by the indemnifying party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of a Proceeding:

(1)	the indemnifying party will not (subject to the proviso in Section 10.6(b)) be liable to the indemnified party for any fees of the indemnified party’s counsel, or any other expenses of the indemnified party with respect to the defense of such Proceeding, and

(2)	no compromise or settlement of such Third Party Claim may be effected by the indemnified party without the indemnifying party’s Consent.

(c)	The indemnifying party may resolve the Third Party Claim without the indemnified party’s Consent so long as the sole relief sought by the third party is monetary Damages that are paid in full by the indemnifying party.

(d)	The foregoing notwithstanding, if a claim for indemnification by an indemnified party results from a Third Party Claim and encompasses matters for which the indemnified party is entitled to indemnification from an indemnifying party as well as matters for which the indemnified party is not entitled to indemnification from the indemnifying party (a “Hybrid Claim”), then the indemnifying party only will be responsible for that portion of the costs of defending such Hybrid Claim as is proportionate to that portion thereof for which indemnification is applicable, and the indemnified party will be responsible for that portion of the defense costs proportionate to that portion of the Hybrid Claim for which indemnification is not applicable.

Section 10.7 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

Section 10.8 Other Limitations on Indemnification Provisions.

(a)	Any payment made by an indemnifying party to an indemnified party pursuant to this Article 10 (i) shall be net of any insurance proceeds realized by and paid to the indemnified party in respect of such claim and (ii) shall be reduced by an amount equal to any tax benefits realized by the indemnified party which are attributable to such claim.

(b)	No indemnified party shall be entitled to recover from an indemnifying party for any amount as to which indemnification is provided under this Agreement in excess of the actual Damages suffered by such indemnified party, and the parties waive any right to recover consequential, special, incidental, punitive or exemplary damages arising in connection with or with respect to the indemnification provisions hereof.

(c)	Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder.

Article 11

Termination

Section 11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by Buyer, if a Breach of any provision of this Agreement is committed by the Seller, and such Breach is not waived or cured within 30 days after notice thereof; provided, however, that such notice and cure right shall not be deemed to allow the Seller to extend the Contemplated Transactions to a date after the scheduled Closing Date;

(b)	by Seller, if a Breach of any provision of this Agreement is committed by Buyer, and such Breach is not waived or cured within 30 days after notice thereof; provided, however, that such notice and cure right shall not be deemed to allow the Buyer to extend the Contemplated Transactions to a date after the scheduled Closing Date;

(c)	by Buyer, if any of the conditions in Article 6 are not satisfied as of the Closing Date or such earlier date as specifically provided in Article 6 hereof, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before the Closing Date or such earlier date as specifically provided in Article 6 hereof;

(d)	by Seller if any of the conditions in Section 8 are not satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

(e)	by either party upon written notice to the other party if the Closing has not occurred on or before April 30, 2008, provided in each case that the party seeking termination shall not then be in breach of this Agreement.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto and all rights and obligations of any party hereto shall cease; provided, however, that (a) the provisions of this Section 11.2, and Sections 12.1, 12.3, 12.6, 12.8, 12.11, 12.12, 12.13, 12.14, 12.15, 12.17 and 12.19 will survive termination and (b) nothing contained in this Section 11.2 shall relieve any party from liability for any fraud, intentional misrepresentation or willful misconduct or material breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of the termination of this Agreement by Seller pursuant to Section 11.1(b), Section 11.1(d) or in the event of the termination of this Agreement by Seller pursuant to Section 11.1(e) due to neither Buyer nor Parent having received the commitments from the lenders as specified in Section 6.8 on or before the Closing Date; then in either such event, Buyer shall forfeit the Deposit, and the Seller shall be entitled, as its sole remedy hereunder, to retain the Deposit as liquidated damages and its sole remedy against Buyer for termination of this Agreement and shall not be entitled to exercise any other legal or equitable remedies against the Buyer.

Article 12

Miscellaneous Provisions

Section 12.1 Construction. All underlined references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement and all references to “Exhibit” or “Exhibits” refer to the Exhibits attached to this Agreement. The Article and Section headings in this Agreement and the Recitals at the beginning of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed and on which governmental offices of the Commonwealth of Pennsylvania are not open generally for non-emergency business, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

Section 12.2 Survival of Representations and Warranties. The representations and warranties made herein and in the other Transaction Documents will survive for a period of eighteen months following the Closing. After the Closing, a party’s sole remedy for a breach of a representation or warranty will be the indemnification provisions of Sections 10.1 or 10.2 as applicable.

Section 12.3 Notices. All notices and other communications under this Agreement must be in writing and will be considered to be effective as to a party:

(a)	on the date delivered to that party, at the address for that party set forth below, regardless of the means of delivery;

(b)	on the date sent by facsimile transmission (with electronic confirmation) to a party for whom a facsimile number is set forth below; or

(c)	three days after mailing by U. S. certified or registered mail (postage prepaid and return receipt requested) at the address for that party set forth below.

A copy of the notice or other communication to a party under this Agreement must be sent to the party’s counsel at the address set forth below. A delivery under this Agreement will be considered to be effective when made even though a party refuses to receive the communication.

Seller:	C/O Grand Avenue Incorporated
ATTN: President
3100 Grand Avenue
Pittsburgh, PA 15225
FAX: 412-771-3340
Email: jim.snyder@snydergroup.com
Seller’s Counsel:	Edward C. Wachter, Jr., Esquire
McCann Garland Ridall & Burke
11 Stanwix Street
Suite 2125
Pittsburgh, PA 15222
FAX: 412-566-1817
Email:edwardwachter@msn.com
Buyer:	C/O Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Fax: 908-497-1097
Email: ceaguero@metalico.com
Buyer’s Counsel:	Arnold S. Graber, Esq.
Executive Vice President and General Counsel
Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
FAX: 908-497-1097
	Email:	asgraber@metalico.com
With a copy to:	Mark I. Baseman, Esq.
Cohen & Grigsby, P.C.
11 Stanwix Street, 15th Floor
Pittsburgh, PA 15222
FAX: 412-209-1998
	Email:	mbaseman@cohenlaw.com

A party or its counsel may change its facsimile number or address for communications under this Agreement by giving the other party and counsel notice of the change in the manner specified above. If a party changes the party’s address or facsimile number and does not notify the other party in the manner specified above, a notice or other communication will be effective three days after it is sent by U. S. regular mail, postage prepaid, to the party’s address or such other address as to which the other party has been notified in the manner specified above. Notice provided to a party’s counsel does not constitute notice to the party.

Section 12.4 Successors and Assigns. None of the parties may assign their rights or delegate their duties hereunder, except that after Closing,(i) the Seller may assign its rights and obligations hereunder to one or more of its shareholders or other Affiliates or subsidiaries, provided that no such assignment shall relieve the Seller of its obligations hereunder, and (ii) Buyer may assign its rights and obligations to one or more Affiliates or wholly-owned subsidiaries, provided that no such assignment shall relieve Buyer of its obligations hereunder. Any attempt to assign this Agreement without the written Consent of the other party shall be void and invalid, the assignee shall acquire no rights hereunder and the other party shall not recognize this assignment. This Agreement will be binding upon and inure to the benefit of the successors, and permitted assigns of the parties hereto.

Section 12.5 No Third Party Beneficiaries. Except as provided in Section 12.4, this Agreement does not confer upon or give to any person other than the parties to this Agreement any rights or benefits hereunder.

Section 12.6 Governing Law; Jurisdiction. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, notwithstanding any choice-of-laws doctrine of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the courts of the Commonwealth of Pennsylvania, County of Allegheny or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Western District of Pennsylvania, and each of the parties Consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and irrevocably waives any objection based upon inconvenience of the forum or otherwise to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 12.7 Counterparts and Facsimiles. This Agreement may be executed in separate counterparts with different parties signing different counterparts so long as each party signs at least one counterpart. A party’s execution of this Agreement, or any other document relating to the transactions to be consummated hereunder, may be evidenced by facsimile or other method of electronic transmission. A party’s delivery of this Agreement, or any other document relating to the transactions to be consummated under this Agreement, may be affected by facsimile or other method of electronic transmission.

Section 12.8 Waivers. A party to this Agreement will not be bound by a waiver of any right or remedy that inures to the party’s benefit hereunder unless the waiver is in a writing signed by the party. A failure by a party to enforce any right or seek any remedy for a Breach of this Agreement by the other party does not constitute a waiver of the first party’s right to enforce that right or seek that remedy with respect to that or any other Breach. The waiver by a party of a Breach of any provision of this Agreement is not a waiver of any subsequent Breach. Notwithstanding the foregoing, once Closing has occurred pursuant to this Agreement, all conditions to be satisfied on or before the Closing Date shall be deemed waived.

Section 12.9 Books and Records. Seller will retain all books, records and other documents pertaining to its Business in existence on the Closing Date and make the same available after the Closing Date for inspection and copying by Buyer or any representative of Buyer at Buyer’s expense during the normal business hours of Seller, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed by Seller for a period of five years following the Closing Date without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession or make copies thereof. Without limiting the generality of the foregoing, Seller will make available to Buyer and its representatives all information deemed necessary or desirable by Buyer in preparing its financial statements and preparing and filing its tax returns and conducting or defending any audits in connection therewith. For a period of five years after the Closing, following delivery of reasonable written notice by Seller’s representatives, Buyer will during regular business hours provide Seller’s representatives with access to any financial and accounting books and records that Seller has delivered to the Buyer. For purposes hereof, access to books and records includes the right to make copies thereof and to obtain answers to inquiries to Buyer’s executive officers about such books and records.

Section 12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.11 Public Announcement. Neither Seller nor Buyer nor any of their respective shareholders, Affiliates or subsidiaries shall make any public statement or release concerning this Agreement or the Contemplated Transactions except for such written information as shall have been approved in writing as to form and content by the other party hereto, provided, however, that either Seller or Buyer may make any public disclosure it believes in good faith is required by applicable law (in which case the discloser shall use its reasonable best efforts to advise the other prior to making the disclosure).

Section 12.12 Integration and Amendment. This Agreement supersedes all prior discussions between the parties with respect to the subject matter of this Agreement. This Agreement and the Exhibits and Schedules attached to this instrument constitute the entire agreement of the parties with respect to the subject matter thereof, and may not be amended or modified except by a writing signed by the party against whom the amendment is to be enforced.

Section 12.13 Joint Preparation. This Agreement was prepared jointly by the parties and any uncertainty or ambiguity existing herein may not be interpreted against any party.

Section 12.14 Non-foreign Status. Each party represents and warrants that it is a United States person so that payments made to the party under this Agreement are not subject to income Tax withholding under IRC §§ 1441, 1442, 1443, 1445 and 1446.

Section 12.15 Confidentiality.

(a)	Between the date of this Agreement and the Closing Date, the Confidentiality Letter Agreement executed by Parent and KeyBanc Capital Markets Inc. dated September 10, 2007 will continue in effect, and such agreement, as modified is incorporated herein by this reference thereto. The foregoing letter agreement will terminate if the Contemplated Transactions are consummated. Thereafter, neither Seller nor the Buyer, nor any of their respective shareholders, Affiliates or subsidiaries shall disclose to any person (other than such party’s representatives with a reason to know) in any manner, directly or indirectly, any confidential or proprietary information or data or trade secrets of the other party or any of its Affiliates (“Confidential Information”), or use or assist any person (other than any representative of the Buyer, Seller or an Affiliate thereof with a reason to know), to use, in any manner, directly or indirectly, any Confidential Information. As used in this Agreement, Confidential Information includes but is not limited to any and all (i) information regarding this Agreement, the documents contemplated hereby and the negotiations in respect thereof and (ii) subject to the successful consummation of the Closing, all confidential, proprietary, and similar information of the Business.

The provisions of this Section 12.15 do not apply to:

(i)	the disclosure of information to a third party who is already aware of such information;

(ii)	the disclosure or use of information that becomes publicly available through no fault of Seller or Buyer;

(iii)	the disclosure of information that is necessary or appropriate to make any filing or obtain any Consent or approval required for the consummation of the Transactions; or

(iv)	the furnishing of information as required by a Government Body or Legal Requirement or as necessary or appropriate in connection with any Proceeding.

(b)	If any party or any of its representatives is requested or required by law to disclose any of the information, the party receiving such request will provide the other party with prompt written notice of such request or requirement so that such other party may seek a protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other Person receiving the information or, in the sole discretion of such other party, to waive compliance with the provisions of this Agreement. In any such case, the party receiving such request will use its Reasonable Best Efforts in cooperation with such other party or otherwise to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. Such written notice shall be given no later than 15 days prior to the date scheduled for the legally required disclosure, provided that, if the requested party is given less than 15 days to make such disclosure, such written notice shall be given as soon as practicable after its receipt of such request. In the event that such protective order or other remedy is not obtained, the requested party agrees that it will furnish only that portion of the information that it is legally obligated to disclose.

(c)	If the Contemplated Transactions are not consummated, Buyer will return or destroy as much of the written information provided by Seller or Seller’s representatives as Seller requests and will not thereafter use such information obtained from Seller for any purpose, all as more fully provided in the Confidentiality Letter Agreement described above.

(d)	The parties acknowledge that money Damages would be an inadequate remedy for a Breach of this Section 12.15 and that, in addition to money Damages, an aggrieved party should be entitled to injunctive relief.

Section 12.16 Disclosure Exhibits. The disclosures in the Exhibits to this Agreement relate to the representations and warranties in the Section of the Agreement to which they expressly relate and to any other representation or warranty in this Agreement to which the relevance of the disclosure is apparent.

Section 12.17 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties Consent to the reformation of any invalid or unenforceable provision so that it is enforceable to the maximum extent permitted by law.

Section 12.18 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, THE BUYER ACKNOWLEDGES TO AND AGREES WITH SELLER AS FOLLOWS:

(a)	THAT THE BUYER IS PURCHASING THE PROPERTY WITHOUT ANY WARRANTIES OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER,

(b)	SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OR GUARANTY, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH THE BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER (INCLUDING ANY LIABILITY UNDER CERCLA) OR CONDITION OF THE PROPERTY, OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.

(c)	ANY INFORMATION PROVIDED ON BEHALF OF SELLER BY AN UNRELATED THIRD PARTY WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.

(d)	SELLER SHALL NOT BE LIABLE UNDER ANY STRICT TORT LIABILITY THEORY AND SELLER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES. FURTHER, SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY INVESTMENT BANKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

Section 12.19 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by the other party.

Section 12.20 Minimum Net WorthSection 12.21 . At all times until the third anniversary of the Closing Date, Buyer shall, or Parent shall cause Buyer to, in the aggregate, maintain a minimum Tangible Net Worth of $10,000,000. Parent joins in this Agreement solely with respect to the following: (i) its obligation under this Section 12.20 and (ii) its obligations under the Transferred Share Letter.

Article 13

Employees and Employee Benefits

Section 13.1 Employment of Seller’s Employees by Buyer.

(a)	Buyer intends to offer employment to all of Seller’s employees who are actively employed or on an approved non-medical absence on the Closing Date. Seller’s employees who become employed by Buyer are referred to herein as the “Transferred Employees”. The employment by Buyer of any Transferred Employee will commence at the Closing. Nothing in this Agreement shall be deemed to require Buyer to retain any of the Transferred Employees for any period of time or at any particular compensation rate or in any particular position, or otherwise restrict Buyer’s right to amend, modify or terminate any employee plan or program. As a condition to such employment by Buyer, Buyer may require each such Transferred Employee to execute and deliver Buyer’s standard employment documents. Seller shall, effective as of the Closing Date, at its option either terminate or assume the obligations under all employment or contracting arrangements it has with any of the Transferred Employees.

(b)	Seller shall pay the cost of any compensation, severance or other benefits which may be payable to Seller’s employees who do not become Transferred Employees or to any Transferred Employees or other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated by this Agreement.

(c)	Seller agrees to satisfy all obligations under COBRA related to its group health plans due to any qualifying event occurring before the Closing Date.

Section 13.2 Salaries and BenefitsSection 13.3 . For a period of six (6) months following Closing, the wages and salaries, and the benefits, to be provided by Buyer to the Transferred Employees must be substantially similar in the aggregate to those provided by Seller to such employees, subject to Buyer’s good faith determination that a material adverse change in economic conditions of the Business requires a change in compensation or benefit levels. Nothing in this Agreement shall be construed to prevent Buyer from terminating any employee after the Closing. Subject to the requirements of applicable law, Buyer will cause the Transferred Employees to be given credit, under each of the Buyer’s employee benefit plans in which the Transferred Employees are eligible to participate, for all service with Seller for eligibility and vesting purposes to the extent permitted under the Buyer’s employee benefit plan and except to the extent such credit would result in a duplication of benefits.

Section 13.3 Workers’ and Unemployment Compensation. Seller will cooperate with Buyer in enabling Buyer to investigate Seller’s workers’ compensation and unemployment compensation experience ratings, and if Buyer requests, Seller will cooperate with Buyer to enable Buyer to succeed to such ratings.

Section 13.4 Successor Employer. Seller and Buyer will (a) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of IRC § 3121(a)(1) and 3306(b)(1), with respect to the Transferred Employees for purposes of the Taxes imposed under the United States Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (b) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year 2008, provided that in no event will Buyer be deemed to have assumed any liabilities of Seller arising or accrued prior to the Closing Date arising under FUTA, FICA or otherwise pursuant to this Section 13.4. With respect to any applicable Tax law relating to employment, unemployment insurance, Social Security, disability, workers’ compensation, payroll, health care, or similar Tax, other than Taxes imposed under FICA and FUTA, Seller and Buyer will treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law with respect to the Transferred Employees and will cooperate with each other to avoid, to the extent possible, the filing of more than one individual reporting form pursuant to each such Tax law with respect to each Transferred Employee for calendar year 2008. Seller and Buyer will report on a predecessor-successor basis with respect to any of Seller’s employees who are not hired by Buyer regarding the filing of IRS forms W-2, W-3 and 941 after the Effective Time and Buyer will assume the Seller’s obligation to furnish W-2 forms to such employees for all of calendar year 2008. Buyer’s obligation under this Section 13.4 is contingent upon its receipt of all necessary information from Seller to fulfill its reporting responsibilities. Buyer has no obligation to request additional data or verify the accuracy of data submitted by Seller and is entitled to rely on such data.

Article 14

Environmental Matters

Section 14.1 Buyer’s Environmental Obligations. Following the Closing, Buyer shall comply in all material respects with all environmental Legal Requirements pertaining to the operation of the Business and the Real Property.

Article 15
Real Estate Matters

Section 15.1 Title

(a)	Seller shall order a commitment (a “Commitment”) for an owner’s policy of title insurance respecting the Owned Properties issued by the Title Company. Seller shall order the Title Company to deliver a Commitment, together with copies of all exception instruments referenced therein, to Buyer with a copy thereof to Seller promptly after the date hereof. Such Commitment shall reflect the Title Company’s obligation to issue on the Closing Date an ALTA owner’s policy of title insurance (ALTA Form 2006) in a reasonable and customary amount insuring in Buyer good and marketable, fee simple title to the applicable Owned Properties, free and clear of all Encumbrances other than Permitted Encumbrances, except as otherwise specified herein together with such other endorsements as Buyer deems desirable (together, the “Title Policies”). Buyer will have ten (10) days following receipt of the Commitment to give notice to Seller’s Counsel (at the notice address shown for him in Section 12.3 hereof) of any objection to title appearing in such Commitment which Buyer is unwilling to waive. If Buyer does not give notice to Seller’s Counsel of an objection to title raised in such report within the time frame as set forth above, such objection shall be deemed waived by Buyer.

(b)	If for any reason whatsoever the Seller fails or is unable to comply with the terms of this Agreement or deliver title as provided herein, then Buyer’s sole and exclusive right and remedy shall be (i) to accept such performance and/or such title as the Seller is able or willing to render and/or deliver, without any other liability on the part of Seller, or (ii) to reject title, in which event Seller’s sole liability, in law or at equity, shall be for the return of the Deposit, together with the net charge for title examination actually incurred by Buyer. Seller shall not be required to bring any action or proceeding or obtain the signature of any person, firm or corporation, for the purposes of remedying any objection or curing any defects.

Section 15.2 Seller’s Title Expenses. The Title Company shall charge the Seller with, and pay out of the Purchase Price:

(a)	one-half of any stamp tax, state, county, or local transfer taxes, and similar fees imposed on the conveyance of the Property by applicable law;

(b) one-half of the escrow fee, if any;

(c)	the cost of discharging and releasing any mortgages or other liens affecting the Properties; and

(d) Seller’s costs incurred in curing title defects as required hereunder.

Section 15.3 Buyer’s Title Expenses. The Title Company shall charge the Buyer with:

(a)	the premiums related to the Title Policies, including the cost of all endorsements to the Title Policies;

(b)	one-half of any stamp tax, state, county, or local transfer taxes, and similar fees imposed on the conveyance of the Property by applicable law;

(c) one-half of the escrow fee, if any;

(d) the cost of Buyer’s due diligence inspections;

(e)	the cost of recording the Deeds and the cost of recording any other documents;

(f) the cost of any Surveys;

(g) the cost of the Commitments; and

(h) the cost of the title search and special tax search.

[SIGNATURES ON NEXT PAGE – BALANCE OF PAGE INTENTIONALLY LEFT BLANK]
SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT 1 OF 2

To evidence their agreement to the foregoing, the parties hereto, intending to be legally bound hereby, have executed this instrument as of the      day of      , 2008.

Seller:

GRAND AVENUE INCORPORATED

By:

(Name, Title)

ASSAD IRON & METALS, INC.

By:

(Name, Title)

HEIDELBERG METALS, INC.

By:

(Name, Title)

NEVILLE RECYCLING LLC

By:

(Name, Title)

PLATT PROPERTIES LLC

By:

(Name, Title)

SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT 2 OF 2

Buyer:

METALICO NEVILLE, INC.

By:
Carlos E. Agüero
President

The party below is executing this Agreement solely with respect to the following: (i) its obligation under Section 12.20 herein and (ii) its obligations under the Transferred Share Letter

Parent:

METALICO, INC.

By:
Carlos E. Agüero
President

Appendix

The capitalized words appearing below have the definitions set forth below. The singular of a plural defined term means one of the defined items; the plural of a singular defined term means more than one or all of the defined items.

“Adjustment Amount” is defined in Section 2.2(a).

“Affiliate” means as to a Person, any other Person controlled by, controlling, under common control with the first entity. For purposes of this definition, “control” (including “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and will be construed in the same manner as in the rules promulgated under the federal securities laws.

“Assumed Liabilities” is defined in Section 1.5(a).

“Benefit Plans” means all Employee Benefit Plans with respect to which Seller currently is, or during the three (3) year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions or to which Seller has or may have any liability with respect to any present or former employee, officer or director of Seller.

“Bill of Sale” is defined in Section 1.4.

“Breach” means any material inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement.

“Buyer Indemnified Parties” is defined in Section 10.1.

“Closing” is defined in Section 9.1.

“Closing Date” is defined in Section 9.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Commitment” is defined in Section 15.1(a).

“Competing Business” is defined in Section 5.9.

“Confidential Information” is defined in Section 12.15(a).

“Confidentiality Letter Agreement” is defined in Section 12.15(a).

“Consent” means an approval, consent, ratification, waiver, or other authorization (including a Governmental Authorization).

“Consultant” is defined in Section 2.2(b).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a) the sale of the Property by Seller to Buyer or its Affiliates; and

(b) the performance by the Buyer and Seller of their respective covenants and obligations under this Agreement.

“Contract” is defined in Section 1.2.

“Damages” means any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation.

“Deductible Amount” is defined in Section 10.4.

“Deed” is defined in Section 1.4.

“Deposit” is defined in Section 2.1(a).

“Effective Time” is defined in Section 9.1.

“Employee Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), or any bonus, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, change in control, termination, stock option or purchase plan, restricted stock, phantom stock, hospitalization, disability, life or other insurance plan, or other employee fringe benefit plan, program, agreement (including any collectively bargaining agreement), practice of Seller, policy or arrangement.

“Employment Agreements” is defined in Section 6.7.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available pursuant to any Environmental Requirement or under the authority of any Governmental Body charged with the responsibility of protecting the Environment.

“Environmental Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Requirement, including those consisting of or relating to:

(a)	any Environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)	any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Requirement;

(c)	financial responsibility under any Environmental Requirement for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Requirement (whether or not such Cleanup has been required or requested by any Governmental Body or any other person) and for any natural resource damages; or

(d)	any other compliance, corrective or remedial measure required under any Environmental Requirement.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“Environmental Requirement” means any Legal Requirement that requires or relates to:

(a)	advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of Hazardous Substances into the Environment;

(c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)	reducing to legally required levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(e)	cleaning up Hazardous Substances that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(f)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(g)	providing safe and healthful working conditions and reducing occupational safety and health hazards.

Environmental Requirements include the CERCLA; the Resource Conservation and Recovery Act, as amended (“RCRA”); the Toxic Substances Control Act, as amended (“TSCA”); the Clean Air Act, as amended (“CAA”); the Federal Water Pollution Control Act, as amended (“FWPCA”); the Oil Pollution Act of 1990, as amended (“OPA”); the Occupational Safety and Health Act, as amended (“OSHA”); and the Safe Drinking Water Act, as amended (“SDWA”); and their state and local counterparts or equivalents.

“Equipment” is defined in Section 1.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means , with respect to Seller, any entity which is or has ever been a member of a “controlled group of corporations” with, or under “common control” with, Seller (within the meaning of IRC §414(b) or (c)) or which is or has ever been a member of an “affiliated service group” with Seller (within the meaning of IRC §414(m)) or any entity which is or has ever been required to be aggregated with Seller under Section 4001(b) of ERISA.

“Escrow Agent” is defined in Section 1.5(c).

“Excluded Property” is defined in Section 1.3.

“Financial Statement” is defined in Section 3.5.

“Governmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local, municipal, foreign, or other government or any subdivision, agency, bureau, or department thereof.

“Hazardous Substance” means any element, substance, compound, solution, mixture, pollutant or contaminant as defined or regulated under the CERCLA, Clean Water Act,  Clean Air Act, the Resource Conservation and Recovery Act,  the Toxic Substance Control Act, the Hazardous Materials Transportation Act and the Occupational Health and Safety Act and equivalent state statutes.

“HSR Act” is defined in Section 1.6(b).

“Hybrid Claim” is defined in Section 10.6(d).

“Intellectual Property” means:

(a)	trade names, trademarks, service marks and logos, registered and unregistered and applications for any of the foregoing (collectively, “Marks”);

(b)	patents (“Patents”), patent applications, continuations and inventions and discoveries that may be patentable;

(c)	registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(d)	rights in mask works and software;

(e)	know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(f)	rights in internet web sites and internet domain names (collectively, “Net Names”).

“Inventory” is defined in Section 1.1(a).

“Inventory Amount” is defined in Section 2.2(a).

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the Treasury Department pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Key Employees” means the following employees: Lou Cramer, Gary Leo, Chris Meszaros, Dennis Leasha and George Dressel.

“Leased Property” is defined in Section 3.12(a).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, regulation, statute, or treaty.

“Marketable Inventory” is defined in Section 2.2(a).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Owned Property” is defined in Section 3.12(a).

“Permitted Encumbrances” means liens for property taxes and assessments not yet due and payable, those encumbrances appearing on the title reports to be conducted by Buyer and the other items listed on Exhibit 5.8.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization.

“Prepaids” is defined in Section 1.1(f).

“Proceeding” means an action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.

“Product” is defined in Section 5.9.

“Property” is defined in Section 1.1.

“Purchase Price” is defined in Section 2.1.

“Real Property” is defined in Section 3.12(a).

“Reasonable Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Best Efforts under this Agreement does not require the person subject to that obligation to make any significant out of pocket expenditures or take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the Contemplated Transactions.

“Records” is defined in Section 1.1(e).

“Related Party” means (i) any Affiliate of Seller, (ii) any director, officer or equity holder of Seller or of any Affiliate of Seller and (iii) any Affiliate of any Person described in clause (ii) above.

“Retained Liability” is defined in Section 1.5(b).

“Seller Indemnified Party” is defined in Section 10.2.

“Seller’s Knowledge” means the actual knowledge of any of (a) James R. Snyder (b) Charles B. Snyder (c) Daniel R. Snyder or (d) any Key Employee after such inquiry as a reasonably prudent person would undertake, and not including any imputed or constructive knowledge.

“Settlement Statement” is defined in Section 9.2(g).

“Tangible Net Worth” means the aggregate value of property, plant and equipment, inventory, and cash on hand of the Buyer (including Affiliates of the Buyer holding real property interests included in the Property) without regard to GAAP.

“Tax” means any tax, levy, assessment, tariff, duty, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body (including any income tax, sales or use tax, property tax, or excise tax, workers’ compensation premiums, and unemployment compensation contributions).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tentative Purchase Price” is defined in Section 2.1.

“Territory” is defined in Section 5.9.

“Third Party Claim” is defined in Section 10.6(a).

“Title Company” is defined in Section 1.5(c).

“Title Policy” is defined in Section 15.1(a).

“Transaction Document” is defined in Section 3.2.

“Transferred Employee” is defined in Section 13.1(a).

“Volume Weighted Average” means, for any time period, the ratio of the value traded to the total volume traded over such time period.